EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement is made September 23, 2014

BETWEEN:

Respect Your Universe Inc. (hereinafter the “Company”), a company organized and existing under the laws of the State of Nevada, with its head office located at #550-1188 West Georgia Street, Vancouver, BC V6A 4A2

AND:

Marcello Leone (hereinafter the “Executive”), an individual having his business address at #550 - 1188 W. Georgia St. Vancouver BC Canada V6E 4A2

WHEREAS:

A.	The Company is an apparel company located in Vancouver, BC which creates premium athletic, sportswear, training, and competition apparel and equipment; and

B.	The Company wishes to obtain, and the Executive wishes to provide, his services to the Company on the terms and conditions contained in this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Term.

This Agreement shall commence effective September 15, 2014 and continue for a three year period in accordance with and subject to Section 13 herein.

2.	Position.

The Company hereby agrees to employ the Executive as its Chief Executive Officer and President (hereinafter “CEO”) and the Executive hereby accepts such engagement in accordance with the terms of this Agreement.

3.	Reporting.

The Executive will report to and take directions from Board of Directors (hereinafter the “BOD”) and will keep the Company informed of all matters concerning the duties as requested by the Company from time to time.

4.	Duties.

The duties of the Executive shall include the performance of all of the duties typical of the office held by the Executive and as described in Schedule “A” attached hereto.  The Executive shall perform the duties to the level of competence and skill one would reasonably expect from persons with skills and experience similar to that of the Executive and to that of a CEO.  The Executive will devote the time necessary to successfully perform the duties and responsibilities set out in Schedule “A” and shall perform all duties in a professional, ethical and businesslike manner within the Company’s by-laws.  The Executive’s place of work will be the Company’s offices in Vancouver, B.C., though the Executive may work out of his home from time to time as business exigencies dictate.

5.	Non-Exclusive.

The Executive may during the term of this Agreement, directly or indirectly, engage in other businesses, either as a consultant, principal, officer, director, advisor, or in any other capacity, so long as such activities do not materially interfere with the performance of his duties hereunder or create a potential business conflict.

The Executive has disclosed all current engagements to the Company and the Company acknowledges that such activities do not currently materially interfere with the performance of the Consultant’s duties hereunder or create a potential business conflict.

6.	Compensation.

The Executive will be paid compensation during this Agreement as follows:

(a)
A base salary of $170,000 per year, less all deductions required by law, payable in bi-weekly installments (the “Base Salary”).  The Base Salary shall be adjusted at the end of each year of employment at the sole discretion of the BOD.

(b)
The Executive shall be eligible to participate in the Company’s bonus and other incentive compensation plans and programs for the Company’s senior employees.  The Executive shall have the opportunity to earn an annual target bonus to be determined by and measured against financial criteria to be determined by the BOD (or a committee thereof), of up to 25% of Base Salary upon the Company’s achievement of financial and operating metrics to be annually determined by the BOD (or a committee thereof), and upon recommendation of the BOD at the BOD’s sole discretion. The incentive bonus payment shall be made within thirty (30) days after the Company’s independent accounting firm has concluded the close of the fiscal year.  The Executive must be actively employed on the date of any incentive payment in order to receive such payment.  For further clarity, the Executive is not entitled to any pro rata incentive payment on termination no matter the reason for termination.

(c)
The Company and the Executive acknowledge that the Company has granted stock options to the Executive to purchase up to 1,650,000 shares of common stock of the Company at an exercise price equal to $0.30 per common share, which will vest on the date that the Company reports positive net cash from operating activities and net income, as shown on either its interim or annual financial statements as filed with the Securities and Exchange Commission.  The Executive is eligible for up to 2,250,000 additional stock options, which will be granted within the next 18 months in accordance with applicable laws and stock exchange rules.

Such options will be subject to the terms and conditions of the Company’s Stock Option Plan, applicable securities laws and any stock exchange upon which the Company’s common shares may be listed at the applicable time.

7.
Vacation. The Executive will be entitled to 15 paid vacation days each calendar year. Vacation will be scheduled in advance subject to the requirements of the Company. Vacation may not be carried over to any subsequent year unless permission is received in advance by the BOD.

8.	Sick Leave. The Executive shall be entitled to sick leave according to the regular policies and procedures of the Company.

9.
Health and Welfare Benefits. The Company agrees to include the Executive in any group health and welfare benefits which the Company makes available to its senior employees.  The Company reserves the right to change or discontinue the group benefits plans from time to time in its sole discretion.

10.
Pension and Profit Sharing Plans. The Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by the Company for the benefit of its senior employees.

11.
Expense Reimbursement. The Executive shall be entitled to reimbursement for all reasonable business expenses, including travel, accommodations, and entertainment, incurred by the Executive in the performance of the Executive’s duties. The Executive will maintain records and written receipts as required by the Company’s policy and reasonably requested by the BOD to substantiate such expenses.

12.	Insurance. The Company is obliged to subscribe and pay for Directors and Officers liability insurance concerning the CEO. The Company is also required to hold accident insurance for the CEO.

13.	Termination.

(a)
At the end of the three-year term effective September 15, 2017, this Agreement shall be renewed upon the mutual agreement of the Executive and the Company by both parties agreeing in writing to such extension by no later than September 1, 2017.

(b)
This Agreement may be terminated by the Executive providing at least 60 days prior written notice to the Company. In the event of termination by the Executive pursuant to this subsection, the Company may immediately relieve the Executive of all duties and immediately terminate this Agreement, or terminate the Agreement at some time during the 60 day notice period in the Company’s sole discretion, provided that the Company shall pay the Executive at the then applicable Base Salary rate to the date that is 90 days from the original termination notice from the Executive. In the event of termination of this Agreement pursuant to this subsection (b), the Executive shall be paid the applicable Base Salary rate in effect at the date of termination, and no further benefits or compensation of any kind will be paid or owing to the Executive.

(c)
In the event that the Executive is in breach of any material obligation owed the Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, is convicted of any criminal act or engages in any act of moral turpitude, or does any act or omission which constitutes cause at common law, then the Company may summarily terminate this Agreement. In event of termination of this Agreement pursuant to this subsection (c), the Executive shall be paid only at the then applicable Base Salary rate up to and including the date of termination, and no further benefits or compensation of any kind will be paid or owing to the Executive.

(d)
From the date of this Agreement to the close of business on September 15, 2016, the Company may terminate this Agreement and the Executive’s employment at any time during the term of this Agreement or any subsequent renewal thereof by providing the Executive with 90 days of working notice or, in the Company’s sole discretion, Base Salary in lieu of notice.  From September 16, 2016 to the end of the three-year term of this Agreement on September 15, 2017, the Company may terminate this Agreement and the Executive’s employment at any time during the term of this Agreement or any subsequent renewal thereof by providing the Executive with 120 days of working notice or, in the Company’s sole discretion, Base Salary in lieu of notice.  During the period of notice or pay in lieu of notice, the Executive shall only be entitled to Base Salary and all other benefits, bonuses, incentive payments and perquisites will cease immediately upon the Executive’s receipt of his notice of termination.  The Executive agrees that the Terms of this section satisfy all entitlements and rights that the Executive may have under contract, law or equity.

(e)
Upon any termination of this Agreement for any reason whatsoever, the Executive shall immediately return to the Company any and all Confidential Information (as discussed in section 14 herein), books, documents, effects, money, securities or other property belonging to the Company or for which the Company is liable to others, which are in the possession, charge, control or custody of the Executive.

(f)
In the event the Company is acquired, or is the non-surviving party in a merger, or sells all of or substantially all of its assets, this Agreement shall not be terminated and the Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the terms of this Agreement.

14.	Confidentiality and Ownership of Property.

(a)
Confidential Information.  The Executive acknowledges that, by reason of this contract for Services, the Executive will have access to Confidential Information, as hereinafter defined, of the Company, that the Company has spent time, effort and money to develop and acquire.

The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Executive, that relates to the business or affairs of the Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers.  Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential):

(i)	information relating to strategies, research, communications, business plans, and financial data of the Company and any information of the Company which is not readily publicly available,

(ii)
work product resulting from or related to work or projects performed for or to be performed for the Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith,

(iii)
any intellectual property contributed to the Company, and any other technical and business information of the Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character,

(iv)
internal Company personnel and financial information, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, and the manner and method of conducting the Company’s business,

(v)
marketing and development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, current and prospective client lists, and future plans and potential strategies of the Company that have been or are being discussed, and

(vi)
all information that becomes known to the Executive as a result of this Agreement or the services performed hereunder that the Executive, acting reasonably, believes is confidential information or that the Company takes measures to protect;

Confidential Information does not include any of the following:

(vii)
the general skills and experience gained by the Executive during the term of this Agreement that the Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies,

(viii)	information publicly known without breach of this Agreement or similar agreements, or

(ix)
information, the disclosure of which by the Executive is required to be made by any law, regulation or governmental authority or legal process of discovery (to the extent of the requirement), provided that before disclosure is made, notice of the requirement is provided to the Company, and to the extent reasonably possible in the circumstances, the Company is afforded an opportunity to dispute the requirement.

(b)
Protection of Confidential Information.  The Executive acknowledges that the Confidential Information is a valuable and unique asset of the Company and that the Confidential Information is and will remain the exclusive property of the Company.  The Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by the Executive or disclosed to the Executive as a result of or in connection with the Services.  The Executive agrees that, both during and after the termination of this Agreement, the Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of the BOD.

(c)
Exceptions to Obligations of Confidentiality.  The obligation of confidentiality imposed by this Agreement shall not apply to information that appears in issued patents or printed publications, that otherwise becomes generally known in the industry through no act of the Executive in breach of this Agreement, or that is required to be disclosed by court order or applicable law.

(d)
Third Party Confidential Information.  The Executive understands that the Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which the Company has agreed to keep confidential.  The Executive agrees that all such information shall be Confidential Information for the purposes of this Agreement.

(e)
Executive’s Warranty.  The Executive represents and warrants that the Executive has not used and will not use, while performing the Services, any materials or documents of another company which the Executive is under a duty not to disclose.  The Executive understands that, while performing the Services, the Executive shall not breach any obligation or confidence or duty the Executive may have to a former client or employer.  The Executive represents and warrants that it will not, to the best of its knowledge and belief, use or cause to be incorporated in any of the Executive’s work product, any data software, information, designs, techniques or know-how which the Executive or the Company does not have the right to use.

(f)
Intellectual Property. All Developments shall be the exclusive property of the Company and the Company shall have sole discretion to deal with Developments.  The Executive agrees that no intellectual property rights in the Developments are or shall be retained by him.  For greater certainty, all work done during the term of this engagement by the Executive for the Company or its affiliates is the sole property of the Company or its affiliates, as the case may be, as the first author for copyright purposes and in respect of which all copyright shall vest in the Company or the relevant affiliate, as the case may be.  In consideration of the benefits to be received by the Executive under the terms of this Agreement, the Executive hereby irrevocably sells, assigns and transfers and agrees in the future to sell, assign and transfer all right, title and interest in and to the Developments and intellectual property rights therein including, without limitation, all patents, copyright, industrial design, circuit topography and trademarks, and any goodwill associated therewith in Canada, the United States and worldwide to the Company and the Executive shall hold all the benefits of the rights, title and interest mentioned above in trust for the Company prior to the assignment to the Company, save and except for any moral rights which the Executive shall waive.

The Executive shall do all further things that may be reasonably necessary or desirable in order to give full effect to the foregoing.  If the Executive’s cooperation is required in order for the Company to obtain or enforce legal protection of the Developments following the termination of the Executive’s Services, the Executive shall provide that cooperation so long as the Company pays to the Executive reasonable compensation for the Executive’s time at a rate to be agreed between the Executive and the Company.

The terms “Developments” as used in this agreement means all discoveries, inventions, designs, works of authorship, improvements and ideas (whether or not patentable or copyrightable) and legally recognized proprietary rights (including, but not limited to, patents, copyrights, trademarks, topographies, know-how and trade secrets), and all records and copies of records relating to the foregoing, that:

(i)	result or derive from the Executive’s Services or from the Executive’s knowledge or use of Confidential Information,

(ii)	are conceived or made by the Executive (individually or in collaboration with others) during the term of the Executive’s Services,

(iii)	result from or derive from the use or application of the resources of the Company or its affiliates, or

(iv)	relate to the business operations of the Company or to actual or demonstrably anticipated research and development by the Company or its affiliates.

(g)
Equitable Relief. The Executive acknowledges that the restrictions contained in this Section 14 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, that the Company would not have entered into this Agreement in the absence of such restrictions and that any violation of any provision of those Sections could result in irreparable injury to the Company.  The Executive agrees that, in the event it violates any of the restrictions referred to in this Section 14, the Company shall be entitled to such injunctive relief or other remedies at law or in equity which the Court deems fit.

15.	General.

(a)	Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party personally and in either case may be sent by priority post to the addresses of the parties noted on page one of this Agreement, or by fax, email or other electronic transmission.

(b)	Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only by a further writing that is duly executed by both parties.

(c)	Governing Law.

This Agreement and the rights and obligations of the parties hereto shall be governed by and interpreted in accordance with the Laws of the Province of British Columbia applicable therein and the parties hereby attorn to the jurisdiction of the BC Courts.

(d)	No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by the Executive without the prior express written approval of the Company, which may be withheld by the Company at the Company’s absolute discretion.

(e)	Severability.

If a court of competent jurisdiction adjudges, declares or decrees any portion of this Agreement void or unenforceable, such portion shall, automatically and without further act on the part of the parties hereto, be reduced in scope, territory or duration of time to such an extent that the court would hold the same to be enforceable in the circumstances before the court, or, if the court is unwilling to do so, shall be deemed void and severed here from.

(f)	Counterparts.

This Agreement may be executed by facsimile or other electronic signature and in counterparts, each of which shall be deemed an original, and all of which together constitute one and the same instrument.

(g)	Amendments.

This Agreement cannot be amended or otherwise modified without the unanimous prior written consent of the parties hereto.

(h)	Indemnification.

The parties hereby agree to indemnify and hold harmless each other against any and all liability, claims, suits, losses, costs and legal fees caused by, arising out of, or resulting from any negligent act or omission in the performance and/or failure to perform within the Agreement including the negligent acts or omission of any third parties or any direct or indirect employees of the third parties.

(i)	Compliance of the law.

Each party of this Agreement will comply in all material respects with all applicable laws, regulations, orders, and other requirements, now or thereafter in effect, of governmental authorities having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

/s/ Martino Ciambrelli

Company Signature

/s/ Marcello Leone

Executive Signature

SCHEDULE “A”

The Executive is authorized and directed, but not limited, to the following principal duties:

(a)	perform such duties as are regularly and customarily performed by the CEO of a corporation, and any other duties consistent with the Executive’s position in the Company;

(b)	perform other related positions or duties of senior capacity as the BOD may from time to time reasonably require;

(c)
abide by all the Company’s policies and procedures, including without limitation, the Company’s code of conduct and all laws applicable to the Company, in each jurisdiction that it does business, including without limitation securities and regulations governing publicly traded companies;

(d)	always act in accordance with any reasonable decision of and obey and carry out all lawful and reasonable orders given to him by the BOD;

(e)	report to the BOD and take direction from the BOD by resolution;

(f)	attend all meetings of the Board, make a report at each meeting, if required, and have the authority to raise any matter which in his view is of such significance as warrants discussion by the BOD;

(g)
at meetings of the BOD, have the authority to propose any resolution for consideration by the BOD, provided that he shall remove himself from that portion of any meeting of the BOD during which the terms and conditions of his employment, his evaluation or such like matters as reasonably determined by the BOD are being discussed by the BOD; and

(h)	ensure that all contracts and similar arrangements of the Company shall be approved and signed in accordance with the signing authorities authorized by the BOD from time to time.